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                                                                    EXHIBIT 10.1


                              SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT is entered into as of the 30th day of June, 1999 by and between the Loomis Stockholders Trust ("Trust") and Loomis, Fargo & Co. ("LFC"). Trust and LFC may be referred to collectively as the "Parties" or either of them individually as the "Party." Capitalized terms in this Agreement which are not herein defined shall have the meaning ascribed to them in the Contribution Agreement (as hereinafter defined).

     WHEREAS, Trust and LFC, among other parties, entered into the Contribution Agreement dated as of November 28, 1996 (as amended, the "Contribution Agreement") whereby, among other things, the Parties agreed to defend and indemnify each other for certain stated losses and liabilities;

     WHEREAS, under the Contribution Agreement, Trust agreed to defend and indemnify LFC for certain stated losses and liabilities related to the operations of Loomis Armored Inc. and its subsidiaries ("Loomis Armored") prior to the business combination and for breaches of the representations and warranties of Loomis Armored in the Contribution Agreement, subject to the limitations set forth in the Contribution Agreement;

     WHEREAS, LFC has submitted claims to Trust for indemnification related to Loomis Armored environmental matters, tax liabilities and casualty and employee claims;

     WHEREAS, concurrently with the execution hereof, LFC is entering into a release agreement with Mayne Nickless Incorporated pursuant to which Mayne Nickless is paying to LFC $184,700 in cash (the "Mayne Nickless Settlement Amount"), which LFC believes is sufficient to satisfy all such environmental claims; and

     WHEREAS, the Parties desire to globally resolve and settle all actual or potential claims, liabilities and obligations that LFC has or may have in the future against Trust and its affiliates under the Contribution Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, undertakings and conditions herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Consideration. Trust has provided valuable assistance in the recovery of the Mayne Nickless Settlement Amount. In addition, within 30 days after this Settlement Agreement is executed, Trust will pay to LFC, via wire transfer, three hundred forty-four thousand dollars and no cents ($344,000).
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2.   Releases and Indemnification. LFC, on behalf of itself and its current and former officers, directors, employees, agents, stockholders (other than Trust), attorneys, subsidiaries, predecessors, successors and assigns, or anyone claiming by, through, or under them, hereby releases, relinquishes and forever discharges Trust, its current and former parents, subsidiaries, trustees, affiliated companies (with the exception of LFC), and their respective predecessors, successors, assigns, and all their respective current and former trustees, officers, directors, employees, agents, stockholders, attorneys, heirs and representatives, from and against any and all Indemnifiable Losses arising out of or in any way connected with, directly or indirectly, any acts, omissions to act, or any other form of obligation or omission by Trust, or any of its aforementioned privies, arising under the Contribution Agreement or related to any claim, liability, or obligation arising out of or related to Loomis Armored (including, without limitation, any claims previously made under notice letter from LFC to Trust dated December 29, 1998), which LFC or any of its aforementioned privies, and their respective successors and assigns ever had, now have, or hereafter may have, whether grounded in tort or contract or otherwise, in any and all courts or other forums, of whatever kind or nature, whether known or unknown (collectively, "Released Claims"). LFC agrees to defend and indemnify Trust, and all of its aforementioned privies, for any of the Released Claims made by any third party and Trust agrees to provide LFC with prompt written notice of any such third party claim. Furthermore, for any third party claim that LFC accepts the obligation to defend and indemnify Trust and all of its aforementioned privies under this section, LFC has the right to control the defense or settlement of such third party claim; provided, however, LFC will not agree to settle any third party claim in a manner which would result in any additional cost, expense, liability or loss to Trust or the aforementioned privies. Notwithstanding anything to the contrary herein, the foregoing release shall not extend to or be construed to release the Parties' obligations under this Settlement Agreement.

3.   Miscellaneous.

     (a) This Settlement Agreement may be executed and delivered in multiple counterparts, each of which when so executed and delivered shall be an original, which collectively shall together constitute one and the same instrument and agreement.

     (b) This Settlement Agreement is solely for the benefit of the Parties and such other persons to the extent identified and provided herein, and no provision of this Settlement Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

     (c) This Settlement Agreement shall be binding upon and inure to the benefit of Trust, its current and former trustees, parents, subsidiaries and affiliates, and their respective predecessors, successors and assigns, and the former

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          and current officers, directors, trustees, employees, agents, attorneys, and stockholders of all such parties and LFC, its current and former parents, subsidiaries and affiliates, and their respective predecessors, successors and assigns, and the former and current officers, directors, employees, agents, attorneys, and stockholders of all such parties.

     (d) The Parties represent and warrant that they have entered into this Settlement Agreement based upon their own independent assessment of the rights and obligations of the Parties and not based upon any representations (other than as provided herein) made by the other Party to this Settlement Agreement.

     (e) All understandings and agreements, written or oral, heretofore related to the subject matter addressed in this Settlement Agreement by and between Trust and LFC are merged into this Settlement Agreement, which fully and completely expresses their agreement. This Settlement Agreement constitutes the entire agreement between Parties related to the subject matter hereof. This Settlement Agreement may not be amended or modified, except by a written amendment duly executed by the Parties.

                  (Remainder of page intentionally left blank)

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     IN WITNESS WHEREOF, the Parties hereto have caused this Settlement
Agreement to be executed by their authorized representatives as of the day and year first written above.

                                 LOOMIS STOCKHOLDERS TRUST


                                 By:  /s/ Frederick B. Hegi, Jr.
                                    -------------------------------------
                                    Frederick B. Hegi, Jr.
                                    Manager



                                 LOOMIS, FARGO & CO.


                                 By:  /s/ James K. Jennings, Jr.
                                    -------------------------------------
                                    James K. Jennings, Jr.
                                    Executive Vice President and
                                    Chief Financial Officer

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